Exhibit 10.6

OFFICEMAX INCORPORATED

2012 Annual Incentive Award Agreement

Executive Vice President – Business Unit

This potential Annual Incentive Award (the “Award”) is granted on Date (the “Award Date”), by OfficeMax Incorporated (the “Company”) to Name (“Awardee” or “you”) pursuant to the 2003 OfficeMax Incentive and Performance Plan, as may be amended from time to time (the “Plan”), and the following terms and conditions of this agreement (the “Agreement”):

1.	Terms and Conditions. The Award is subject to all the terms and conditions of the Plan. All capitalized terms not defined in this Agreement shall have the meaning stated in the Plan. If there is any inconsistency between the terms of this Agreement and the terms of the Plan, the terms of the Plan shall control unless this Agreement expressly states that an exception to the Plan is being made.

2.	Definitions. For purposes of this Award, the following terms shall have the meanings stated below.

2.1.	“Award Period” means the Company’s fiscal year ending on December 29, 2012.

2.2.	“Base Salary” means your annual pay rate in effect at the end of the Award Period, (a) including any amounts deferred pursuant to an election under any 401(k) plan, pre-tax premium plan, deferred compensation plan, or flexible spending account sponsored by the Company or any Subsidiary, (b) but excluding any incentive compensation, employee benefit, or other cash benefit paid or provided under any incentive, bonus or employee benefit plan sponsored by the Company or any Subsidiary, and/or any excellence award, gains upon stock option exercises, restricted stock grants or vesting, moving or travel expense reimbursement, imputed income, or tax gross-ups, without regard to whether the payment or gain is taxable income to you.

2.3.	“EBIT” means the Company’s earnings from continuing operations, excluding the impact of foreign currency exchange-rate fluctuation, before interest and taxes adjusted for special items as disclosed and discussed in the earnings release for the award period, as calculated by the Company, consistent with Section 162(m) of the Code, in its sole and complete discretion.

2.4.	“Net Sales” means the company’s net sales, excluding the impact of foreign currency exchange-rate fluctuation, for the award period as calculated by the Company, consistent with Section 162(m) of the Code, in its sole and complete discretion.

2.5.	“Return on Sales” means the ratio of the Company’s EBIT divided by Net Sales. Specifically, the ratio of the Company’s EBIT to Net Sales, expressed as a percentage, for the award period as calculated by the Company, consistent with Section 162(m) of the Code, in its sole and complete discretion.

3.	Target Award. You are hereby awarded a target Award of xx% of your Base Salary (referred to herein as your “Target Award”) subject to the terms and conditions set forth in the Plan and this Agreement.

4.	Minimum Performance Measurement. As a condition of payment of the Award, the Company must achieve positive net income from continuing operations available to OfficeMax common shareholders adjusted for special items as disclosed and discussed in the earnings release and the Company must meet a minimum EBIT threshold of $xxx.x million. If the above minimum performance measurements are achieved, you may be eligible to receive up to 175% of your Target Award. The actual amount of your Award will be determined pursuant to and in accordance with paragraph 5.

5.	Award Calculation. Your Award will be calculated as follows:

5.1.	Based on the Company’s Net Sales, EBIT, and Return on Sales, and the business unit goal(s) as weighted below (80% Total Company and 20% Business Unit), a payout amount will be determined using the chart below:

Total Company:

Net Sales (millions) Weight: %	EBIT (millions) Weight: %	ROS Percentage Weight: %	Payout as of % of Target
0%
20%
70%
100%
175%

Business Unit:

Sales – Business Unit (millions) Weight: %	EBIT – Business Unit (millions) Weight: %	Payout as of % of Target
0%
20%
100%
175%

The applicable percentage is separately applied to each weighted performance measurement.

5.2.	General Terms.

5.2.1	Payout multiples between the percentages and numbers indicated on the chart above will be calculated using straight-line interpolation.

5.2.2	Any Award that is earned will be paid in cash as soon as practicable after the Award Period, but in no event later than March 15 of the year following the year in which the Award Period ended.

5.2.3	If you are on a leave of absence during the Award Period, any Award payable to you shall be prorated based solely on the number of days during the Award Period that you actually worked and were eligible to participate in the Plan divided by the total number of days in the Award Period.

5.2.4	You must be actively employed or newly eligible for 90 days in order to be eligible to participate in the Plan for the Award Period.

5.2.5	No Award shall be earned if you receive a performing rating of “below expectations” or “unsatisfactory” and/or “does not live values” under the performance management program for the Award Period.

6.	Effect of Termination of Employment. If you terminate employment at any time on or after the Award Date and before the Award is paid, your Award will be treated as follows:

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6.1.	If your termination of employment is a direct result of the sale or permanent closure of any facility or operating unit of the Company or any Subsidiary, or a bona fide curtailment, or a reduction in workforce, as determined by the Company in its sole and complete discretion, and you execute a waiver/release in the form required by the Company, you will receive a pro rata Award, if an Award is paid, based on the number of days during the Award Period that you were employed with the Company and were eligible to participate in the Plan divided by the total number of days in the Award Period.

6.2.	If your termination of employment is a result of your death or total and permanent disability, as determined by the Company in its sole and complete discretion, you will receive a pro rata Award, if an Award is paid, calculated as provided in paragraph 6.1.

6.3.	If, at the time of your termination, you are at least age 55 and have completed at least 10 years of employment with the Company, as determined by the Company in its sole and complete discretion, you will receive a pro rata Award, if an Award is paid, calculated as provided in paragraph 6.1.

6.4.	You must be actively employed with the Company for a minimum of 90 days during the Award Period in order to be eligible for any pro rata payment described in this paragraph 6.

6.5.	Except as described in paragraphs 5.2.3, 6.1, 6.2 and 6.3, you must be actively employed by the Company or its Subsidiary on the date Awards are paid in order to be eligible to receive payment of an Award. You have no vested interest to the Award prior to the Award actually being paid to you by the Company. If you terminate employment with the Company for any reason other than as described in paragraph 6.1, 6.2 or 6.3, whether your termination is voluntary or involuntary, with or without cause, you will not be eligible to receive payment of any Award for the Award Period.

7.	Right of the Committee. The Committee reserves the right to reduce or eliminate the Award for any reason.

8.	Change in Control. In the event of a Change in Control prior to the end of the Award Period, the continuing entity may continue this Award. Notwithstanding any provisions of this Agreement or the Plan to the contrary, if the continuing entity does not so continue this Award, this Award shall become immediately fully vested and 100% of your Target Award shall be payable as of the date of such Change in Control. “Change in Control” shall be defined in an agreement providing specific benefits upon a change in control or in the Plan.

You must sign this Agreement and return it to OfficeMax’s Compensation Department on or before date. Return your executed Agreement to: Becky Cohen, OfficeMax, Compensation Department, 263 Shuman Boulevard, Naperville, Illinois 60563 or by fax at (630)647-3722.

OfficeMax Incorporated	Awardee: Name

Steve Parsons
Executive Vice President,	Signature
Chief Human Resources Officer
Printed Name

Date

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